Exhibit 5

LEGAL OPINION OF HOGAN & HARTSON L.L.P.

April 22, 2003

Board of Directors
Partners Trust Financial Group, Inc.
233 Genesee Street
Utica, New York 13501

Re: Partners Trust Financial Group, Inc. Long-Term Equity Compensation Plan Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as special counsel to Partners Trust Financial Group, Inc., a federal corporation (the "Company"), in connection with its registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission relating to the proposed offering of up to 895,663 shares of the Company's common stock, par value $0.10 per share, all of which shares (the "Shares") are to be sold by the Company under the Company's Long-Term Equity Compensation Plan (the "Plan"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1. An executed copy of the Registration Statement.

2. The Charter of the Company, as certified by the Secretary of the Office of Thrift Supervision on April 18, 2003 and by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

3. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

4. The Plan.

5. Resolutions of the Board of Directors of the Company adopted on July 23, 2002, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith.

6. Resolutions of the stockholders of the Company adopted at a meeting held on October 10, 2002, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, approving the Plan.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Home Owner's Loan Act, as amended and the Office of Thrift Supervision rules and regulations thereunder. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares to be issued pursuant to the terms of the Plan have been duly authorized and, upon issuance and payment therefore in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this opinion and consent, we do not admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.